                                                                       EXHIBIT A

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                      ZAHREN ALTERNATIVE POWER CORPORATION

     The following  Restated  Certificate of Incorporation of Zahren Alternative
Power   Corporation   (i)  restates  the   provisions  of  the   Certificate  of
Incorporation of Zahren Alternative Power Corporation  originally filed with the
Secretary  of  State  of  Delaware  on  December  28,  1993  under  the name ZFC
Environmental  Holdings Limited, and (ii) supersedes the original Certificate of
Incorporation  and all  prior  amendments  and  restatements  thereto  in  their entirety.

     FIRST: The name of this corporation is ZAHREN ALTERNATIVE POWER CORPORATION
(the "corporation").

     SECOND: The address of the corporation's  registered office in the State of
Delaware  is to be located at 9 East  Loockerman  Street,  in the City of Dover,
County of Kent,  19901.  The name of its  registered  agent at such  address  is
National Registered Agents, Inc.

     THIRD:  The  purpose  of the  corporation  is to engage  in  lawful  act or activity for which a corporation may be organized under the General  Corporation
Law of Delaware.

     FOURTH:  The Company is authorized to issue 10,000 shares of capital stock, of which 5,426 shares shall be designated  Class A Common Stock,  par value $.01 per share and 4,574 shares shall be designated  Class B Common Stock,  par value
$.01 per  share.  The  shares of Class A Common  Stock and the shares of Class B
Common  Stock shall be  identical,  and shall vote  together on matters on which stockholders  are  entitled to vote as a single  class except that each share of
Class A Common  Stock  shall be  entitled  to one vote and each share of Class B
Common Stock shall be entitled to 0.296437937 votes.

     FIFTH:  No holder of any of the  shares  of the  corporation  shall as such holder,  have any right to  purchase  or  subscribe  for any shares of any class which  the  corporation  may  issue or sell,  whether  or not  such  shares  are exchangeable  for any shares of the  corporation  of any other class or classes, and whether such shares are issued out of the number of shares authorized by the
Certificate of Incorporation  of the corporation as originally  filed, or by any amendment thereof, or out of shares of the corporation  acquired by it after the issue thereof, nor shall any holder of any of the shares of the corporation,  as such holder,  have any right to purchase or subscribe for any obligations  which
the  corporation  may  issue  or  sell  that  shall  be  convertible   into,  or
exchangeable  for, any shares of the corporation of any class or classes,  or to which shall be attached or shall  appertain  to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe  for,  or  purchase  from the  corporation  any shares of any class or classes.

     SIXTH: The duration of the corporation shall be perpetual.

     SEVENTH:   When  a  compromise  or  arrangement  is  proposed  between  the corporation  and its  creditors or any class of them or between the  corporation and its shareholders or any class of them, a court of equity jurisdiction within the state,  on  application  of the  corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation  pursuant to  the  provisions  of  Section  291 of  Title  8 of the  Delaware  Code  or on
application of trustees in dissolution or of any receiver or receivers appointed for the  corporation  pursuant  to  provisions  of Section 279 of Title 8 of the
Delaware  Code order a meeting of the  creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed  compromise or  arrangement  or  reorganization,  to be summoned in such manner as the court directs.  If a majority in number  representing 3/4 in value of the creditors or class of  creditors,  or of the  shareholders  or class  of  shareholders  to be affected by the proposed compromise or arrangement or a reorganization, agree to
a.  compromise  or  arrangement  or a  reorganization  of the  corporation  as a consequence of the compromise or arrangement,  the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

     EIGHTH:  No director of the corporation  shall be liable to the corporation or its  stockholders  for  monetary  damages for breach of  fiduciary  duty as a director,  except for  liability  (i) for any breach of the  director's  duty of loyalty to the corporation or its  stockholders,  (ii) for acts or omissions not in good faith or which involve intentional  misconduct or a knowing violation of law,  (iii) under  Section 174 of the General  Corporation  Law, or (iv) for any
transaction from which the director derived an improper personal benefit.

     NINTH:  The corporation  shall,  to the fullest extent legally  permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented,  shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities  (including expenses) imposed upon or reasonably incurred by him in connection with any action,  suit or other  proceeding in which he may be involved or with which he may be threatened,  or other matters referred to in or covered by said provisions both as to action in his official  capacity and as to action in another capacity while holding such office, and shall continue as to a person  who has ceased to be a director  or  officer  of the  corporation.  Such indemnification  provided  shall not be deemed  exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or resolution adopted by the stockholders entitled to vote thereon after notice.

     This Restated  Certificate  of  Incorporation  has been duly adopted by the board of directors of the  Corporation  in  accordance  with the  provisions  of
Sections 242 and 245 of the General Corporation Law of the State of Delaware, as
amended.

     IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this 11th day of May, 2001.

                                 /s/  Bernard Zahren
                                 -------------------
                                 Name: Bernard Zahren
                                 Title:  President and Chief Executive Officer